Exhibit 99.1

Warrior Reports First Quarter 2024 Results
Achieved net income of $137.0 million and adjusted EBITDA of $200.2 million
Returned $30.6 million to stockholders through quarterly dividend and special cash dividend
Continued making excellent progress in the ongoing development of Blue Creek

BROOKWOOD, AL - May 1, 2024 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2024. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the first quarter of 2024 of $137.0 million, or $2.62 per diluted share, a decrease from net income of $182.3 million, or $3.51 per diluted share, in the first quarter of 2023. Adjusted net income per share for the first quarter of 2024 was $2.63 per diluted share compared to adjusted net income per share of $3.57 per diluted share in the first quarter of 2023. The Company reported Adjusted EBITDA of $200.2 million in the first quarter of 2024 compared to Adjusted EBITDA of $259.4 million in the first quarter of 2023.

First Quarter Highlights

•Recorded a 9% increase in sales volumes and a 17% increase in production volumes, resulting in largest quarterly production in over three years

•Invested $68.5 million in the continued development of the world-class Blue Creek growth project and $33.2 million in sustaining capital expenditures, funded through $104.1 million of cash flows from operations

•Significantly advanced the Blue Creek project, especially in the seam access components, which will allow continuous miner production beginning in the third quarter of 2024

•Returned excess cash to stockholders in the form of a quarterly dividend and special cash dividend totaling $0.58 per share

•Re-affirmed outlook for 2024

“We delivered very strong performance during the first quarter, producing more than 2.1 million tons, levels not seen since 2020, driven primarily by strong operational performance,” commented Walt Scheller, CEO of Warrior. “We were able to leverage the inventory levels we had built over the preceding quarters to generate $104.1 million in cash from operations, which we used to fund, among other things, the continued development of our Blue Creek growth project.”

“While weaker demand from China and India, coupled with improved supply from Australia has driven down steelmaking coal prices since early March, Warrior's results in the first quarter continue to reflect the strong demand from our contracted customers for our premium met coal. As a result, despite recent pressure on spot steelmaking coal prices, we are maintaining our sales and production guidance for the year,” Mr. Scheller concluded.

Operating Results
Sales volume in the first quarter of 2024 was 2.1 million short tons compared to 1.9 million short tons in the first quarter of 2023, representing a 9% increase. The 9% increase in sales volume was driven by higher production from both Mine No. 4 and Mine No. 7 operating at higher capacity levels in 2024 compared to 2023, driven by the employees returning from the labor strike beginning in the second quarter of 2023. We transported more volume by rail to the port during the first quarter of 2024 without any delays due to the failure of a lock and dam system on the Black Warrior River in January, which slightly increased our transportation costs.

The Company produced 2.1 million short tons of steelmaking coal in the first quarter of 2024 compared to 1.8 million short tons in the first quarter of 2023, representing a 17% increase. Inventory levels decreased to 892 thousand short tons as of March 31, 2024 from 968 thousand short tons as of December 31, 2023.

Additional Financial Results
Total revenues were $503.5 million for the first quarter of 2024, which compares to total revenues of $509.7 million in the first quarter of 2023. The average net selling price of the Company's steelmaking coal decreased 9% from $256.93 per short ton in the first quarter of 2023 to $233.91 per short ton in the first quarter of 2024. Our average net selling price realization, which is net of demurrage and other charges, was approximately 84% of the Platts Premium Low Vol FOB Australian index price for the first quarter of 2024.

Cost of sales for the first quarter of 2024 were $285.6 million compared to $232.6 million for the first quarter of 2023. Cash cost of sales (free-on-board port) for the first quarter of 2024 were $284.2 million, or 57% of mining revenues, compared to $231.6 million, or 46% of mining revenues in the same period of 2023. Cash cost of sales (free-on-board port) per short ton increased to $133.48 in the first quarter of 2024 from $118.87 in the first quarter of 2023, due to higher royalty costs on higher royalty rates in the areas currently being mined and higher labor and supply related costs on higher production volumes since the end of the labor strike. The higher labor related costs were primarily due to the employees returning from the labor strike beginning in the second quarter of 2023 and wage increases. Our headcount was 33% higher in the first quarter of this year compared to the first quarter of 2023. In addition, costs were higher in the first quarter of 2024 due to higher spending on a higher mix of rail transportation, repairs and maintenance, both of which should be temporary, and less mine development credits now that Mine 4 is producing from the north portal area of the mine.

Selling, general and administrative expenses for the first quarter of 2024 were $18.7 million, or 3.7% of total revenues and were slightly higher than the same period last year of 2.8% due to higher employee-related stock compensation costs.

Depreciation and depletion expenses for the first quarter of 2024 were $40.0 million, or 7.9% of total revenues and were slightly higher than the same period last year of 7.3%. Warrior achieved net interest income of $7.0 million during the first quarter of 2024, which compares to net interest income in the same period of last year of $1.5 million. Interest income earned on our cash investments continues to exceed interest expense on our outstanding notes and equipment leases.

Income tax expense was $19.1 million in the first quarter of 2024 on income of $156.1 million primarily driven by an income tax benefit for foreign-derived intangible income and depletion expense. This compares to an income tax expense of $29.1 million on income of $211.3 million in the first quarter of 2023.

Cash Flow and Liquidity
The Company generated cash flows of $104.1 million from operating activities in the first quarter of 2024, compared to $192.9 million in the first quarter of 2023. Capital expenditures and mine development for the first quarter of 2024 were $101.7 million compared to $82.6 million in the first quarter of 2023, primarily reflecting the continued development of the Blue Creek growth project. Free cash flows in the first quarter of 2024 were $2.4 million compared to $110.3 million in the first quarter of 2023 and were significantly impacted by the timing of higher accounts receivable on higher sales volumes that should reverse in the short term.

Net working capital, excluding cash, for the first quarter of 2024 increased by $85.8 million from the fourth quarter of 2023, primarily reflecting higher trade accounts receivable due to higher sales volumes and the timing of sales partially offset by the draw down of inventories.

Cash flows used in financing activities for the first quarter of 2024 were $46.7 million, primarily due to the payment of a regular quarterly dividend and special dividend totaling $30.6 million, payments for taxes related to net share settlement of vested equity awards of $11.8 million and principal repayments of financing lease obligations of $4.3 million.

The Company’s total liquidity as of March 31, 2024 was $801.3 million, consisting of cash and cash equivalents of $693.9 million and available liquidity under its ABL Facility of $107.4 million, net of outstanding letters of credit of $8.7 million.

Capital Allocation
On April 25, 2024, our Board declared a regular quarterly cash dividend of $0.08 per share, totaling approximately $4.2 million, which will be paid on May 13, 2024, to stockholders of record as of the close of business on May 6, 2024.

Progress at Blue Creek
During the first quarter, Warrior invested $68.5 million on the continued development of the Blue Creek mine, which brings the total project spend to approximately $434.5 million. The Company expects to spend $325 to $375 million in 2024 on the continued development of the Blue Creek mine. As previously disclosed in 2023, the Company initiated important and highly beneficial project scope changes that will require incremental capital expenditures of $120 to $130 million over the life of the project while lowering operating costs, increasing flexibility to manage risks, and making better use of multi-channel transportation methods. At the same time, the Company effectively reset the original total baseline cost of the project of $700 million to include these scope changes and the impact of inflationary cost increases ranging from 25 to 35 percent in both operating and capital expenditures in relation to labor, construction materials and certain equipment. The new baseline project cost ranges from $995 million to $1.075 billion.

“We continued to make excellent progress on the development of our world-class Blue Creek growth project,” Scheller said. “We accomplished key milestones on the major components for seam access, surface infrastructure and coal transportation. The seam access components, including the production slope, service shaft and ventilation shaft remain on schedule for completion late in the second quarter of

2024, which will allow us to begin development of the initial longwall panel with the first continuous miner unit in the third quarter of 2024. We remain focused on tight capital discipline ensuring the project will be completed within budget and on time, including the longwall startup in the second quarter of 2026.”

With the addition of Blue Creek, Warrior expects to increase its annual High Vol A production by 4.8 million short tons; enhance its already advantageous position on the global cost curve; drive its cash costs further into the first quartile globally; improve its profitability and cash flow generation; and cement its position as a leading pure play steelmaking coal producer.

Company Outlook
The Company re-affirmed its outlook for 2024, which is subject to many risks that may impact performance, such as market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company is re-affirming its guidance for the full year 2024 as outlined below.

Coal sales	7.4 - 8.2 million short tons
Coal production	7.4 - 8.0 million short tons
Cash cost of sales (free-on-board port)	$125 - $135 per short ton
Capital expenditures for existing mines	$100 - $110 million
Blue Creek project and other discretionary capital expenditures	$335 - $390 million
Mine development costs	$28 - $38 million
Selling, general and administrative expenses	$55 - $65 million
Interest expense	$13 - $18 million
Interest income	$20 - $25 million
Income tax expense	14% - 18%
Key factors that may affect outlook include:
•Three planned longwall moves remaining (two in Q3 and one in Q4),
•HCC index pricing, geography of sales and freight rates,
•Exclusion of other non-recurring costs,
•Terms of any new labor contract, and
•Inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $100 - $110 million, including regulatory and gas requirements, and capital spending of $325 - $375 million for the development of the Blue Creek reserves and $10 - $15 million for the final 4 North bunker construction.

The Company's production guidance contains approximately 200,000 short tons of High Vol A steelmaking coal in the second half of 2024 from the continuous miner units from the Blue Creek reserves, which are expected to be sold in the second half of 2025 after the preparation plant comes online.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2024 results today, May 1, 2024, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on May 1, 2024 until 6:30 p.m. ET on May 8, 2024. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 1740379.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2024 guidance, sales and production growth, ability to maintain cost structure, demand, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project, and the outcome of the ongoing negotiations with the labor union representing certain of our hourly employees, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus ("COVID-19") pandemic, on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2023 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended March 31,
	2024	2023
Revenues:
Sales	$497,998	$500,491
Other revenues	5,514	9,183
Total revenues	503,512	509,674
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	285,587	232,630
Cost of other revenues (exclusive of items shown separately below)	9,965	11,438
Depreciation and depletion	40,023	37,213
Selling, general and administrative	18,658	14,516
Business interruption	201	4,217
Total costs and expenses	354,434	300,014
Operating income	149,078	209,660
Interest expense	(1,121)	(7,443)
Interest income	8,154	8,903
Other income	—	221
Income before income tax expense	156,111	211,341
Income tax expense	19,122	29,064
Net income	$136,989	$182,277
Basic and diluted net income per share:
Net income per share—basic	$2.63	$3.52
Net income per share—diluted	$2.62	$3.51
Weighted average number of shares outstanding—basic	52,163	51,842
Weighted average number of shares outstanding—diluted	52,217	51,956
Dividends per share:	$0.58	$0.95

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended March 31,
	2024	2023
Tons sold	2,129	1,948
Tons produced	2,051	1,759
Average net selling price	$233.91	$256.93
Cash cost of sales (free-on-board port) per short ton(2)	$133.48	$118.87
Cost of production %	61%	58%
Transportation and royalties %	39%	42%
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2024	2023
Cost of sales	$285,587	$232,630
Asset retirement obligation accretion	(702)	(540)
Stock compensation expense	(713)	(534)
Cash cost of sales (free-on-board port)(2)	$284,172	$231,556

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended March 31,
	2024	2023
Net income	$136,989	$182,277
Interest income, net	(7,033)	(1,460)
Income tax expense	19,122	29,064
Depreciation and depletion	40,023	37,213
Asset retirement obligation accretion	1,297	906
Stock compensation expense	9,147	7,702
Other non-cash accretion	451	414
Mark-to-market gain on gas hedges	—	(705)
Business interruption	201	4,217
Other income	—	(221)
Adjusted EBITDA(3)	$200,197	$259,407
Adjusted EBITDA margin(4)	39.8%	50.9%
(3)  Adjusted EBITDA is defined as net income before net interest income, net, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market gain on gas hedges, business interruption expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2024	2023
Net income	$136,989	$182,277
Business interruption, net of tax	176	3,637
Other income, net of tax	—	(191)
Adjusted net income(5)	$137,165	$185,723

Weighted average number of shares outstanding—basic	52,163	51,842
Weighted average number of shares outstanding—diluted	52,217	51,956

Adjusted net income per share—basic	$2.63	$3.58
Adjusted net income per share—diluted	$2.63	$3.57
(5)    Adjusted net income is defined as net income net of business interruption expenses and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended March 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$136,989	$182,277
Non-cash adjustments to reconcile net income to net cash provided by operating activities	53,774	75,098
Changes in operating assets and liabilities:
Trade accounts receivable	(115,175)	(56,804)
Income tax receivable	7,833	—
Inventories	16,162	17,406
Prepaid expenses and other receivables	(5,267)	(3,140)
Accounts payable	5,631	(8,463)
Accrued expenses and other current liabilities	5,046	(18,032)
Other	(935)	4,592
Net cash provided by operating activities	104,058	192,934
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(99,703)	(68,179)
Mine development costs	(1,987)	(14,458)
Acquisitions, net of cash acquired	—	(2,381)
Net cash used in investing activities	(101,690)	(85,018)
FINANCING ACTIVITIES:
Net cash used in financing activities	(46,707)	(74,848)
Net (decrease) increase in cash and cash equivalents	(44,339)	33,068
Cash and cash equivalents at beginning of period	738,197	829,480
Cash and cash equivalents at end of period	$693,858	$862,548

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2024	2023
Net cash provided by operating activities	$104,058	$192,934
Purchases of property, plant and equipment and mine development costs	(101,690)	(82,637)
Free cash flow(6)	$2,368	$110,297
Free cash flow conversion(7)	1.2%	42.5%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$693,858	$738,197
Short-term investments	9,149	9,030
Trade accounts receivable	213,400	98,225
Income tax receivable	—	7,833
Inventories, net	165,650	183,949
Prepaid expenses and other receivables	37,200	31,932
Total current assets	1,119,257	1,069,166
Mineral interests, net	78,428	80,442
Property, plant and equipment, net	1,253,395	1,179,609
Deferred income taxes	5,752	5,854
Other long-term assets	21,759	21,987
Total assets	$2,478,591	$2,357,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,184	$36,245
Accrued expenses	80,944	81,612
Short-term financing lease liabilities	11,357	11,463
Other current liabilities	27,557	18,350
Total current liabilities	163,042	147,670
Long-term debt	153,166	153,023
Asset retirement obligations	71,916	71,666
Long-term financing lease liabilities	7,708	8,756
Deferred income taxes	77,434	74,531
Other long-term liabilities	27,125	26,966
Total liabilities	500,391	482,612
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 54,519,114 issued and 52,297,273 outstanding as of March 31, 2024; 54,240,764 issued and 52,018,923 outstanding as of December 31, 2023)	545	542
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2024 and December 31, 2023)	(50,576)	(50,576)
Additional paid in capital	276,731	279,332
Retained earnings	1,751,500	1,645,148
Total stockholders’ equity	1,978,200	1,874,446
Total liabilities and stockholders’ equity	$2,478,591	$2,357,058